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                     February 16, 2022

       Steven E. Nell
       Director, Executive Vice President and Chief Financial Officer BOK Financial Corp
       Bank of Oklahoma Tower
       Boston Avenue at Second Street
       Tulsa, OK 74172

                                                        Re: BOK Financial Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            Form 10-Q for the
Quarterly Period Ended September 30, 2021
                                                            Filed November 3,
2021
                                                            File No. 001-37811

       Dear Mr. Nell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance